Exhibit 99.2

Long Fortune Valley Tourism International Limited

Consolidated Balance Sheets

	(Unaudited)
(US$ amounts expressed in thousands)	September 30, 2010	December 31, 2009
	(Restated)	(Restated)
ASSETS
Current Assets:
Cash and cash equivalents	$564	$1,076
Accounts receivable	19	-
Other receivable and advance payments	1,679	115
Amounts due from related parties	13,986	4,778
Deferred tax assets	105	105
Short term prepaid rent	24	24
Total current assets	16,377	6,098
Property, plant and equipment, net of accumulated depreciation	11,843	9,996
Land occupancy rights	258	-
Long term prepaid rent	174	140
Long term investment	301	293

Total assets	$28,953	$16,527

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$94	$890
Accrued expenses and other liabilities	220	290
Short-term loans	10,297	2,490
Taxes payable	4,257	3,224
Amounts due to related parties	22	-

Total current liabilities	14,890	6,894

Shareholders’ equity:
Share capital - $1 par value, authorized 50,000 shares; issued 1,000 shares	1	1
Additional paid in capital	967	967
Statutory reserve	593	593
Accumulated other comprehensive income	758	470
Retained earnings	11,744	7,602

Total shareholders’ equity	14,063	9,633

Total liabilities and shareholders’ equity	$28,953	$16,527

See accompanying notes to condensed consolidated financial statements.

Long Fortune Valley Tourism International Limited

 Consolidated Statements of Operations and Other Comprehensive Income

	Nine months ended
	September 30,
(US$ amounts expressed in thousands)	(unaudited)
	2010	2009
	(Restated)	(Restated)
Revenues	$7,962	$7,777
Costs and expenses	(2,237)	(2,109)
Operating income	5,725	5,668
Other income (Expense)	(203)	19
Income before income taxes	5,522	5,687
Income tax expense	(1,380)	(1,422)
Net income	$4,142	$4,265

Other comprehensive income - Foreign translation adjustment	288	17

Comprehensive income	$4,430	$4,282

See accompanying notes to condensed consolidated financial statements.

Long Fortune Valley Tourism International Limited

Consolidated Statements of Cash Flows

	Nine months ended September 30,
(US$ amounts expressed in thousands)	(Unaudited)
	2010	2009
Cash flows from operating activities:	(Restated)	(Restated)
Net income	$4,142	$4,265
Depreciation expense	563	440
Amortization expense	5	3
Increase in accounts receivable	(19)	-
Increase in other receivable	(1,572)	(107)
Decrease in accounts payable	(644)	(167)
Increase in due to related party	22	-
Increase in taxes payable	928	924
Increase in accrued expenses and other liabilities	144	15
Net cash provided by operating activities	3,569	5,373

Cash flows from investing activities:
Cash paid for purchase of fixed assets and intangible assets	(2,645)	(1,943)
Long term investment	(301)	-
Amounts due from related parties	(9,208)	(2,062)
Net cash used in investing activities	(12,154)	(4,005)

Cash flows from financing activities:
Proceeds from loans	7,807	586
Cash paid for reduction of capital	-	(1,271)
Net cash provided by (used in) financing activities	7,807	(685)

Effect of foreign exchange rate changes	266	15
Net increase (decrease) in cash and cash equivalents	(512)	698
Cash and cash equivalents at beginning of period	1,076	57
Cash and cash equivalents at end of period	$564	$755

Supplemental information:
Income taxes paid	$452	$498
Interest paid	$268	$15

See accompanying notes to condensed consolidated financial statements.

Long Fortune Valley Tourism International Limited
Notes to Condensed Consolidated Financial Statements
(Unless the context requires otherwise, US$ amounts expressed in thousands)

1. Basis of presentation, organization and nature of operations

Basis of presentation
The accompanying unaudited interim condensed consolidated financial statements of Long Fortune Valley Tourism International Limited (the “Company”) have been prepared based upon United States Securities and Exchange Commission (“SEC”) rules permitting reduced disclosure for interim periods, and include all adjustments necessary for a fair presentation of statements of operations, statements of cash flows, and financial condition for the interim periods shown, including normal recurring accruals and other items.  While certain information and disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) have been condensed or omitted pursuant to SEC rules and regulations, the Company believes the disclosures are adequate to make the information presented not misleading.

Organization
The Company was incorporated on December 9, 2009 as an exempted company limited by shares in the Cayman Islands. The Company is 45.7% owned by Grand Fountain Capital Holding Limited (a Cayman Islands company 99.8% owned by Chen Rongxia, who is Zhang Shanjiu’s spouse), 28.9% owned by Zhang Qian, Zhang Shanjun’s daughter, 22% owned by Zhang Shanjiu, 2.9% owned by Li Shikun and 0.5% owned by Yu Xinbo.  The Company has 50,000 common shares authorized with $1.00 par value each and 1,000 shares issued and outstanding. Since inception, the Company has not conducted any substantive operations of its own, except to serve as a holding company that owns 100% of the equity of Rich Valley Capital Holding Limited, a British Virgin Islands company that was established by Long Fortune on December 9, 2009 as a wholly-owned subsidiary (“Rich Valley”).

Rich Valley has 50,000 common shares authorized with no par value and one share issued and outstanding. The share was issued for $1.00. Since inception, Rich Valley has not conducted any substantive operations of its own, except to serve as a holding company that owns 100% of the equity of Long Fortune Valley Tourism International Limited, a Hong Kong company that was established by Rich Valley on December 22, 2009 as a wholly-owned subsidiary (“LFHK”).

LFHK has 10,000 common shares authorized with HK$1.00 par value each and 10,000 shares issued and outstanding. Since inception, LFHK has not conducted any substantive operations of its own, except to serve as a holding company that owns 100% of the equity of Shandong Longkong Travel Management Co., Ltd., a limited liability company organized in the PRC on March 15, 2004 (“Longkong”).  Longkong operates its business in Linyi City, Yishui County, Shandong Province, PRC.

Longkong was organized with an initial registered capital of approximately $2.4 million, which was 79.2% owned by Zhang Shanjiu and 20.8% owned by Zhang Qian, Zhang Shanjiu’s daughter.  On August 25, 2004, the registered capital was increased to approximately $3.8 million, which resulted in an increase in the number of shareholders from two to fifteen.  After the increase in registered capital, Zhang Shanjiu, Zhang Qian, Chen Rongxia, Zhang Shanjiu’s wife, and Yu Xinbo owned 56.60%, 15.72%, 6.92% and 5.66% of Longkong, respectively, while the remaining eleven shareholders owned 15.10% of Longkong.

Long Fortune Valley Tourism International Limited
Notes to Condensed Consolidated Financial Statements
(Unless the context requires otherwise, US$ amounts expressed in thousands)

Until September 2004, Longkong invested in Yishui Underground Fluorescent Lake Travel Development Co., Ltd., Shandong Shanjiu Bronze Craft Co. Ltd. and Yishui Yimong Mountain Travel Service Co. Ltd., thereby becoming the parent entity of each company and forming a PRC enterprise group of tourism companies.

In September 2007, the shareholders of Longkong entered into several equity transfer transactions that resulted in the reduction in the number of shareholders from fifteen to six.  After the equity transfers, Zhang Shanjiu, Zhang Qian, Chen Rongxia and Yu Xinbo owned 21.26%, 59.87%, 1.13% and 2.52% of Longkong, respectively, while the remaining two shareholders owned 15.22% of Longkong.

On October 10, 2007, the shareholders agreed to a decrease in Longkong’s registered capital to approximately $3.2 million, which ultimately resulted in Zhang Qian and Li Hongwei being cashed out as shareholders.  A portion of the balance due to these former shareholders was paid during the fiscal year ended December 31, 2009, leaving a balance due at December 31, 2008.  See “Note 8 – Related-party transactions” below.  After the decrease in registered capital, Zhang Shanjiu, Chen Rongxia and Yu Xinbo owned 84.5%, 4.5% and 10% of Longkong, respectively, while the remaining shareholder owned 1% of Longkong.

On December 17, 2007, largely in part due to the rarity of a group of companies such as the enterprise group in the PRC, Longkong’s management decided to sell its majority interest in its three subsidiaries to the minority shareholders in each company in order to focus on its core business.  Longkong’s interest in Yishui Underground Fluorescent Lake Travel Development Co. Ltd. was sold to Zhang Qian, Zhang Shanjiu’s daughter, for approximately $1.8 million.  Longkong’s interest in Shandong Shanjiu Bronze Craft Co. Ltd. was sold to Li Hongwei, a former shareholder and employee of Longkong, for approximately $274,000.  Longkong’s interest in Yishui Yimong Mountain Travel Service Co. Ltd. was sold to Zhang Shanshuang, Zhang Shanjiu’s brother, for approximately $27,000.

On March 10, 2008, the four remaining shareholders of Longkong sold their shares to Longong Travel Limited, a United Kingdom company (“Longong”), for approximately $2.0 million.  Longong was a company that was established on behalf of Zhang Shanjiu by a third party trustee in the United Kingdom.  The shares of Longong were held in trust for the benefit of Zhang Shanjiu, who beneficially owned the shares of Longong and had the ability to exercise control over Longong.

On November 12, 2008, Longong sold 100% of the equity interests in Longkong to Long Fortune Valley Limited, a company organized under the laws of Gibraltar (“Fortune Valley”), for $1.  Both Longong and the trust were dissolved after the sale of Longkong to Fortune Valley.  Fortune Valley was a company that was established on behalf of Zhang Shanjiu by a third party trustee in Gibraltar.  The shares of Fortune Valley were held in trust for the benefit of Zhang Shanjiu, who beneficially owned the shares of Fortune Valley and had the ability to exercise control over Fortune Valley.  On December 29, 2009, Fortune Valley sold 100% of the equity interests in Longkong to LFHK for $1.  Both Fortune Valley and the trust were dissolved after the sale of Longkong to LFHK.

Pursuant to the acquisitions described above, the Company acquired all the equity interests of the subsidiaries under common control as all of the entities are ultimately controlled by the same parties (Zhang, Shanjiu and his immediate family).  Accordingly, the financial statements have been prepared as if the existing corporate structure had been in existence throughout all periods and the acquisitions had occurred as of the beginning of the earliest period presented in the accompany financial statements.

Long Fortune Valley Tourism International Limited
Notes to Condensed Consolidated Financial Statements
(Unless the context requires otherwise, US$ amounts expressed in thousands)

Nature of operations
The business scope of Longkong is tourism management.  The key business project is a cave named the “Underground Grand Canyon” that is located in Linyi City, Yishui County, Shandong Province, PRC.  The Underground Grand Canyon tourist destination, at 6,100 meters (approximately 3.75 miles), is the longest cave system in northern China and contains several stalactite and stalagmite formations, as well as rivers and streams.  To date, approximately 3,100 meters (approximately 2 miles) have been developed into four entertainment attractions, including: (i) the “Underground Water Drifting” attraction; (ii) the “Electric Slide Car” attraction; (iii) the “Battery Vehicle” attraction; and (iv) the “Strop Ropeway” attraction.  Revenue is generated from admission tickets, water drifting attraction fees, rail car fees and other fees and services, including battery vehicle fees, strop ropeway fees and parking fees.  An admission ticket is for general access to the “Underground Grand Canyon” tourist destination.  Visitors are charged additional fees for the entertainment attractions in and around the Underground Grand Canyon.

2.  Significant accounting policies

Basis of consolidation
The consolidated financial statements include the financial statements of the Company and its subsidiaries.  All inter-company transactions and balances have been eliminated upon consolidation.

Use of Estimates
The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods.  Actual results could differ from those estimates.

Allowance for doubtful accounts
The Group provides an allowance for doubtful accounts equal to the amount of estimated uncollectible accounts.  The Group’s estimates are based on historical collection experience and a review of the current status of accounts receivable and advances to suppliers.  It is reasonably possible that the Group’s estimate of the allowances for doubtful accounts will change.  Accounts receivable and advances to suppliers are presented net of the allowance for doubtful accounts.

Land use rights, net
Land use rights are recorded at cost less accumulated amortization.  Amortization is provided over the term of the land use right agreement on a straight-line basis.

Long Fortune Valley Tourism International Limited
Notes to Condensed Consolidated Financial Statements
(Unless the context requires otherwise, US$ amounts expressed in thousands)

Revenue Recognition
Revenue of the Group is generated from bundled passes (beginning January 1, 2010), admission tickets, water drifting attraction fees, rail car fees and other fees and services, including battery vehicle fees, strop ropeway fees and parking fees.  A bundled pass is for same-day general access to the Group’s “Underground Grand Canyon” tourist destination and same-day general access to the “Fluorescent Lake” tourist destination operated by Yishui Underground Fluorescent Lake Travel Development Co., Ltd. (“Fluorescent Lake”).  Because the bundled pass entitles its holder to visit the Fluorescent Lake tourist destination, the price of the bundled pass, which is sold at both the Underground Grand Canyon and the Fluorescent Lake, is higher than the regular admission ticket price to the Underground Grand Canyon.  Through a revenue sharing agreement between Longkong and Fluorescent Lake, if a bundled pass (RMB118) is sold at the Underground Grand Canyon, approximately 92% (RMB108) of the cost of the pass is allocated as revenue to Longkong with the remaining 8% (RMB10) being allocated to Fluorescent Lake and recorded as a liability to a related party on the Group’s balance sheet.  If a bundled pass is sold at the Fluorescent Lake, approximately 36% (RMB42) of the cost of the pass is allocated as revenue to Longkong and recorded as a receivable from a related party on the Group’s balance sheet with the remaining 64% (RMB76) being recorded as revenue by Fluorescent Lake.  Neither Longkong nor Fluorescent Lake sells bundled passes in advance.  Because the bundled pass expires if not used the same day it is sold to a visitor, neither company has any unfilled obligations at the end of the day the bundled pass is sold.  Accordingly, there are no unused, unexpired passes and therefore no deferred revenue at September 30, 2010.

An admission ticket entitles the visitor to a one-time admission to the Underground Grand Canyon and entertainment attraction fees entitle the visitor to a one-time usage of the particular entertainment attraction.  No weekly, monthly or other annual or season type passes are offered to the Underground Grand Canyon.  Longkong does not sell admission tickets in advance.  Admission ticket prices and entertainment attraction fees are generally collected when tickets are sold upon the visitors entering the facility.  Revenue is recognized when the tickets are used.  Occasionally, visitors are granted admission to the Underground Grand Canyon on credit.  At such times, the Group recognizes revenue when the service has occurred and records accounts receivable.  Revenue is recorded net of relevant business taxes.  Business taxes are charged at 3% on sales of admission tickets and 5% of other fee and service revenues. Such taxes were $209,000 and $214,000 for the nine months period ended September 30, 2010 and 2009, respectively.  Refer to Note 8 – Related-party transactions.

The Group’s revenues are subject to seasonal variation and accordingly interim results may not be indicative of the estimated results for a full fiscal year.

Rebates
Commencing January 1, 2010, the Group started to offer a return, also referred to as a rebate, to the travel agencies with which Longkong has entered into cooperation agreements.  The rebates are based on the total number of visitors the travel agency brings to the Underground Grand Canyon during a calendar year.  The Group recognizes the rebate obligation as a reduction of revenue based on the estimated number of visitors brought to the Underground Grand Canyon by those travel agencies expected to claim rebates. The rebates for the nine months ended September 30, 2010 were approximately $177,000.

Long Fortune Valley Tourism International Limited
Notes to Condensed Consolidated Financial Statements
(Unless the context requires otherwise, US$ amounts expressed in thousands)

Advertising costs
The Group expenses advertising costs as incurred.  Total advertising expenses were US$393 and US$289 during the nine months ended September 30, 2009 and 2010, respectively, and have been included as part of Costs and expenses.

Restatement
The local competent tax authorities of PRC collect enterprise tax from Longkong through verification collection.  Longkong has obtained receipts from the local competent tax authorities indicating that it has paid all taxes in full for the nine months ended September 30, 2010 and 2009.  On June 23, 2011, Longkong determined that its income taxes shall be governed by the Income Tax Law of the PRC concerning private-run enterprises, which are generally subject to tax at a statutory rate of 25% effective January 1, 2008 and 33% prior thereto.  Therefore, the Company has restated its income taxes expense and tax liabilities for the nine months ended September 30, 2010 and 2009.  The Company also discovered multiple errors for the nine months ended September 30, 2010, which resulted in adjustment of assets, liabilities, shareholders’ equity and revenue for the period.  To correct these errors, the Company has restated the accompanying Consolidated Statements of Balance Sheet, Operations and Cash Flows for the nine months ended September 30, 2010 and the notes to the consolidated financial statements.  A summary of the items affected by the corrections is at Note 10.

3.  Amounts due from related parties
Amounts due from related parties are unsecured, have fixed repayment terms and carried interest rates between 5.38% and 9.6% per annum as of December 31, 2009.  As of September 30, 2010, amounts due from related parties no longer carry interest.  Refer to Note 8 – Related-party transactions.

4.  Property, plant and equipment, net
Property, plant and equipment consisted of the following:

	September 30, 2010	December 31, 2009
	(Unaudited)

Building	$10,431	$10,231

Machinery and equipment	568	580

Motor vehicle	884	766

Office equipment	144	132

	12,027	11,709
Less: Accumulated depreciation	(2,909)	(2,346)

Property, plant and equipment, net	9,118	9,363

Construction in progress	2,725	633
	$11,843	$9,996

Long Fortune Valley Tourism International Limited
Notes to Condensed Consolidated Financial Statements
(Unless the context requires otherwise, US$ amounts expressed in thousands)

5.  Land occupancy rights

	September 30,	December 31,
	2010	2009
	(Unaudited)

Land occupancy rights	$260	$-
Less: Accumulated amortization	(2)	-
Land occupancy rights, net	$258	$-
During the nine months ended September 30, 2010 and 2009, amortization expense was $2,000 and $Nil, respectively.  The estimated amortization expense for each of the five succeeding fiscal years from 2009 is approximately $6,000 each year.

6. Short-term loans
The following table reflects the balance of short-term loans at September 30, 2010 and December 31, 2009:
	Maturity date	Interest rate	As of September 30, 2010 (unaudited)	As of December 31, 2009 (audited)

Industrial and Commercial Bank of China Yishui Branch	04/28/2010	7.97%	$--	$293

Bank of China Yishui Branch	10/27/2010	5.38%	2,239	2,197

Industrial and Commercial Bank of China Yishui Branch	10/15/2010	5.83%	746	--

Yishui Rural Credit Cooperative	01/08/2011	10.62%	448	--

Yishui Rural Credit Cooperative	04/20/2011	10.62%	895	--

Yishui Rural Credit Cooperative	04/26/2011	11.15%	448	--

Yishui Rural Credit Cooperative	04/26/2011	5.31%	298	--

Yishui Rural Credit Cooperative	05/20/2011	10.62%	1,492	--

Long Fortune Valley Tourism International Limited
Notes to Condensed Consolidated Financial Statements
(Unless the context requires otherwise, US$ amounts expressed in thousands)

Maturity date	Interest rate	As of September 30, 2010 (unaudited)	As of December 31, 2009 (audited)

Bank of Linshang	05/28/2011	7.97%	746	--

China Construction Bank Yishui Branch	07/24/2011	5.84%	895	--

China Construction Bank Yishui Branch	08/01/2011	5.84%	597	--

Industrial and Commercial Bank of China Yishui Branch	9/15/2011	6.37%	1,045	--

Industrial and Commercial Bank of China Yishui Branch	09/28/2011	5.84%	448	--
			$10,297	$2,490

The weighted average interest rate for short-term loans as of September 30, 2010 and December 31, 2009 was 7.48% and 5.68%, respectively.

As of September 30, 2010, the short-term loans were secured by guarantees provided by related parties, as well as the pledge by Longkong of its operation fee charging rights and its interest in real property.  Refer to Note 8 - Related-party transactions.

7.  Income tax
Cayman Islands and British Virgin Islands

Under the current laws of the Cayman Islands and the British Virgin Islands, the members of the Group that are incorporated in the Cayman Islands and the British Virgin Islands are not subject to income taxes.

Hong Kong

LFHK was incorporated in Hong Kong on December 22, 2009.  LFHK did not earn any income that was derived in Hong Kong for the nine months ended September 30, 2010 and therefore was not subject to Hong Kong Profits Tax.  The payment of dividends by Hong Kong companies is not subject to any Hong Kong withholding tax.

PRC
The Company’s PRC subsidiary, Longkong, is governed by the Income Tax Law of the PRC concerning private-run enterprises, which are generally subject to tax at a statutory rate of 25%. Beginning January 1, 2008, the new Enterprise Income Tax Law (“the New EIT Law”) replaced the old laws for Domestic Enterprises (“DES”) and Foreign Invested Enterprises (“FIEs”). The new standard EIT rate of 25% replaces the 33% rate applicable to both DES and FIEs, except for certain entities that still benefit from the tax holidays which were grandfathered by the New EIT Law or that are entitled to tax incentives under the New EIT Law.

Long Fortune Valley Tourism International Limited
Notes to Condensed Consolidated Financial Statements
(Unless the context requires otherwise, US$ amounts expressed in thousands)

The local competent tax authorities collect enterprise tax from Longkong through verification collection.  According to PRC law, if an enterprise satisfies certain conditions it may be eligible to pay its enterprise tax through verification collection.  Conditions include: (i) the enterprise is not required to establish accounting books under relevant laws and administrative regulations; (ii) the enterprise is required to establish accounting books under relevant laws and administrative regulations but fails to do so; (iii) the enterprise illegally destroys the accounting books or refuses to provide tax paying references; (iv) the enterprise has established accounting books but it is difficult to audit such books because the accounts are in disorder or the cost references, income vouchers and expenditure vouchers are incomplete; (v) the enterprise fails to file a tax return for a tax obligation within the prescribed time limit and refuses to file a tax return even after the taxing authority orders it to do so within a time limit; or (vi) the enterprise reports an obviously low tax basis without any justifiable reason.  Upon the satisfaction of these conditions, the taxing authorities, on the basis of the circumstance of a taxpayer subject to verification collection, verify the enterprise’s taxable income rate or income tax liability.  The taxing authorities may verify the enterprise income tax to be collected through the following approaches: (i) by referring to the tax burden on local taxpayers in the same or similar industry and with approximate business scale and income level; (ii) by referring to the amount of taxable income or the amount of costs and expenses; (iii) on the basis of calculation and inference or measurement of consumed raw materials, fuel, energy, etc.; or (iv) through other reasonable approaches.  Longkong has obtained receipts from the local competent tax authorities indicating that it has paid all taxes in full for the nine months ended September 30, 2010 and 2009.

As of September 30, 2010 and 2009, the Company is not in any uncertain tax positions and thus has no accrued interest and penalties related to those matters.  The differences between U.S. GAAP net income and PRC taxable income are considered as permanent differences and thus the Company did not record any deferred taxes.

The components of the provision for income taxes are:
	Nine months ended September 30, (Unaudited)
	2010	2009
Current taxes-PRC	$1,380	$1,422
Deferred taxes	-	-
	$1,380	$1,422

A reconciliation of the effective income tax rate to the U.S. statutory rate is as follows:

Long Fortune Valley Tourism International Limited
Notes to Condensed Consolidated Financial Statements
(Unless the context requires otherwise, US$ amounts expressed in thousands)

	Nine months ended September 30,
	2010	2009
U.S. statutory rate	34%	34%
Foreign income not recognized in the U.S.	(34)%	(34)%
PRC enterprise income tax rate	25%	25%
Provision for income tax	25%	25%

8.  Related-party transactions

(1)           Outstanding balances with related parties are as follows:

		Amounts due from related parties
		September30, 2010	December31, 2009
		(Unaudited)	(Audited)
		US$	US$

Yishui Underground Fluorescent Lake Travel Development Co., Ltd.	Controlled by Zhang Shanjiu’s immediate family – Note 8(a)	5,467	4,778

Mr. Zhang Shanjiu	Director –Note 8(b)	2	-

Mr. Yu Xinbo	Director –Note 8(b)	5	-

Mr. Chen Rongguang	Director –Note 8(b)	1	-

Junan Tianma Island Travel Development Co., Ltd.	Controlled by Zhang Shanjiu – Note 8(c)	619	-

Yishui Yinhe Travel Development Co., Ltd.	Zhang Shanjiu, as an investor, has significant influence over the entity – Note 8(d)	7,892	-
		13,986	4,778

Amounts due to related parties
September30, 2010	December31, 2009
(Unaudited)	(Audited)
US$	US$

Yishui Underground Fluorescent Lake Travel Development Co., Ltd.	Controlled by Zhang Shanjiu’s immediate family – Note 8(e)	22	-

		22	-

Long Fortune Valley Tourism International Limited
Notes to Condensed Consolidated Financial Statements
(Unless the context requires otherwise, US$ amounts expressed in thousands)

As of December 31, 2009, amounts due from related parties were unsecured and carried interest rates between 5.38% and 9.6% per annum.

Notes:
a.
Amounts due from Fluorescent Lake are unsecured related party loans, which are due upon request and interest free.  Prior to January 1, 2010, Longkong generally executed written agreements with Fluorescent Lake, unless the dollar amount of the loan was less than $150,000.  These loan agreements provided that the loans were interest bearing and were due within 12 months of the date of the loan.  By September 30, 2010, all outstanding loans to Fluorescent Lake were modified to be interest-free and due upon request with no specific due date.  Periodic payments of principal are not required with respect to these loans.

b.	The parties did not execute written agreements with respect to these loans, which are interest-free, and there was no formal due date for repayment. These loans were repaid in November 2010.

c.	The parties did not execute a written agreement with respect to this loan, which is interest-free, and there is no formal due date for repayment. The loan was repaid by December 31, 2010.

d.
Amounts due from Yishui Yinhe Travel Development Co., Ltd. are unsecured related party loans, which are due upon request and interest free.  Periodic payments of principal are not required with respect to these loans.

e.
On January 1, 2010, Longkong began selling a bundled pass for general access to the “Underground Grand Canyon” tourist destination and general access to the “Fluorescent Lake” tourist destination operated by Fluorescent Lake.  Because the bundled pass entitles its holder to visit the Fluorescent Lake tourist destination, the price of the bundled pass, which is sold at both the Underground Grand Canyon and the Fluorescent Lake, is higher than the regular admission ticket price to the Underground Grand Canyon.  On February 11, 2010, Longkong and Fluorescent Lake executed a revenue sharing agreement, effective as of January 1, 2010 (the “Revenue Sharing Agreement”).  Pursuant to the terms of the Revenue Sharing Agreement, if a bundled pass is sold at the Underground Grand Canyon, approximately 92% of the cost of the pass is allocated as revenue to Longkong with the remaining 8% being allocated to Fluorescent Lake and recorded as a liability to a related party on the Group’s balance sheet.  If a bundled pass is sold at the Fluorescent Lake, approximately 36% of the cost of the pass is allocated as revenue to Longkong and recorded as a receivable from a related party on the Group’s balance sheet with the remaining 64% being recorded as revenue by Fluorescent Lake.  Revenue from sales of bundled passes was approximately $1.3 million in the nine months ended September 30, 2010 and the number of visitors who used a bundled pass was approximately 93,000 during the nine months ended September 30, 2010.  Of the 93,000 visitors who used a bundled pass, approximately 78,000 of the passes were sold by the Underground Ground Canyon, accounting for approximately $1.23 million in revenue to Longkong and approximately $0.12 million in revenue to Fluorescent Lake, and approximately 15,000 of the passes were sold by the Fluorescent Lake, accounting for approximately $0.1 million in revenue to Longkong and approximately $0.17 million in revenue to Fluorescent Lake.  No payments were made to or received by Fluorescent Lake during the nine months ended September 30, 2010.  As of September 30, 2010, there is a net payable to Fluorescent Lake in the amount of $22,000.

Long Fortune Valley Tourism International Limited
Notes to Condensed Consolidated Financial Statements
(Unless the context requires otherwise, US$ amounts expressed in thousands)

(2)           Guarantees
The following table lists details of related-party guarantees pursuant to which a related party has executed a Guarantee Contract with Longkong and the creditor to guarantee loans of Longkong:

Creditor	Guarantor	Relationship	Date of commencement of Guarantee	Date of termination of Guarantee	Due Date of Loan	Loan amount

Industrial and Commercial Bank of China Yishui branch	Zhang Shanjiu and Chen Rongxia (spouse of Zhang Shanjiu)	Director	05/11/2010	10/16/2010	10/15/2010	746

Bank of China Yishui branch	Yishui Yinhe Travel Development Co., Ltd.	Zhang Shanjiu, as an investor, has significant influence over the entity	11/17/2009	11/17/2012	10/27/2010	2,239

Bank of China Yishui branch	Junan Tianma Island Travel Development Co., Ltd.	Controlled by Zhang Shanjiu	11/17/2009	11/17/2012	10/27/2010	2,239

Bank of China Yishui branch	Zhang Shanjiu	Director	11/17/2009	11/17/2012	10/27/2010	2,239

Yishui Rural Credit Cooperative	Chen Rongguang	Director	01/31/2009	01/30/2011	01/08/2011	179

Yishui Rural Credit Cooperative	Zhang Shanjiu	Director	01/09/2010	01/08/2011	01/08/2011	269

Yishui Rural Credit Cooperative	Zhang Shanjiu	Director	01/09/2010	01/08/2011	01/08/2011	179

Yishui Rural Credit Cooperative	Zhang Shanjiu	Director	04/21/2010	04/20/2011	04/20/2011	895

Long Fortune Valley Tourism International Limited
Notes to Condensed Consolidated Financial Statements
(Unless the context requires otherwise, US$ amounts expressed in thousands)

Creditor	Guarantor	Relationship	Date of commencement of Guarantee	Date of termination of Guarantee	Due Date of Loan	Loan amount

Yishui Rural Credit Cooperative	Junan Tianma Island Travel Development Co., Ltd.	Controlled by Zhang Shanjiu	05/21/2010	04/26/2011	04/26/2011	746

Yishui Rural Credit Cooperative	Zhang Shanjiu	Director	05/21/2010	04/26/2011	04/26/2011	746

Yishui Rural Credit Cooperative	Yishui Underground Fluorescent Lake Travel Development Co., Ltd.	Controlled by Zhang Shanjiu’s immediate family	05/21/2010	04/26/2011	04/26/2011	746

Yishui Rural Credit Cooperative	Zhang Shanjiu	Director	05/24/2010	05/20/2011	05/20/2011	1,492

Industrial and Commercial Bank of China Yishui branch	Zhang Shanjiu	Director	9/21/2010	9/15/2011	9/15/2011	1,045

Bank of China Yishui branch	Zhang Shanjiu	Director	09/29/2010	09/28/2011	09/28/2011	448

Bank of China Yishui branch	Junan Tianma Island Travel Development Co., Ltd.	Controlled by Zhang Shanjiu	09/29/2010	09/28/2011	09/28/2011	448

Bank of China Yishui branch	Yishui Underground Fluorescent Lake Travel Development Co., Ltd.	Controlled by Zhang Shanjiu’s immediate family	09/29/2010	09/28/2011	09/28/2011	448

Bank of China Yishui branch	Yishui Yinhe Travel Development Co., Ltd.	Zhang Shanjiu, as an investor, has significant influence over the entity	09/29/2010	09/28/2011	09/28/2011	448

Long Fortune Valley Tourism International Limited
Notes to Condensed Consolidated Financial Statements
(Unless the context requires otherwise, US$ amounts expressed in thousands)

Pursuant to the Guarantee Contract, dated March 14, 2008, between Longkong and the Agricultural Development Bank of China, Junan Branch (“Agricultural Bank”), Longkong has guaranteed a loan by Agricultural Bank to Junan Tianma Island Travel Development Co., Ltd. (“Tianma Island”), a company formerly controlled by Zhang Shanjiu, a director of the Company.  The loan bears interest at a rate of 7.83% per annum and is due March 13, 2014.  Periodic payments of $736,000, $1.2 million, $1.5 million and $1.8 million are due by Tianma Island on March 13, 2011, March 13, 2012, March 13, 2013 and March 13, 2014, respectively.  The balance due of the loan at September 30, 2010 was $5.2 million, which is the maximum potential amount of future payments that Longkong could be required to make under the guarantee.  The guarantee provided under the Guarantee Contract expires upon the payment in full of the loan.  Longkong will be required to make payment under the guarantee if Tianma Island fails to make a payment when due.  In such circumstance, Longkong will have recourse against Tianma Island for the full amount of the payment made on its behalf.  This obligation, however, is secured by the usufruct of Tianma Island.  Longkong’s guarantee to Agricultural Bank is secured by its usufruct.  Longkong periodically requests information from Tianma Island regarding its financial condition, including the amount of its outstanding indebtedness and payment histories, to assess the payment/performance risk of the guarantee.  As of September 30, 2010, Longkong believes the risk of paying or performing the guarantee on Tianma Island’s behalf is remote.

Pursuant to the Guarantee Contract, dated April 2010, between Longkong and Jishui Rural Credit Cooperatives, Longkong has guaranteed a one-year loan by the bank to Fluorescent Lake for the amount of approximately $760,000.  The loan will be matured and expected to be paid off by Fluorescent Lake in April 2011.  As of December 31, 2010, Longkong believes the risk of paying or performing the guarantee on Fluorescent Lake’s behalf is remote.

9.  Subsequent events

The following table lists the details of additional loans obtained by the Group subsequent to September 30, 2010:

Creditor	Loan Amount	Date of loan	Due date	Interest
Industrial and Commercial Bank of China Yishui branch	746	10/22/2010	10/14/2011	6.672%

Bank of China Yishui branch	2,238	10/21/2010	10/20/2011	6.12%

Bank of China Yishui branch	299	10/27/2010	10/26/2011	6.12%

Long Fortune Valley Tourism International Limited
Notes to Condensed Consolidated Financial Statements
(Unless the context requires otherwise, US$ amounts expressed in thousands)

On October 6, 2010, the Company entered into a Share Exchange Agreement with its shareholders, BTHC XV, Inc. (“BTHC”) and BTHC’s principal shareholder.  Pursuant to the terms of the Share Exchange Agreement, BTHC agreed to acquire all of the issued and outstanding shares of the Company from the Company’s shareholders in exchange for the issuance by BTHC to the Company’s shareholders of an aggregate of 17,185,177 newly-issued shares of BTHC’s common stock, which, upon completion of the transactions contemplated by the Share Exchange Agreement, constituted approximately 95% of the entity’s issued and outstanding shares of common stock.  Upon consummation of the share exchange on October 18, 2010, the Company became a wholly-owned subsidiary of BTHC.

On October 22, 2010, BTHC and BTHC’s principal shareholder received a letter from counsel (“Greentree Letter”) to Greentree Financial Group, Inc. (“Greentree”), in which it was alleged that the Company breached an agreement allegedly referred to as the “Exclusive Service Agreement, dated September 1, 2010, between the Company and Greentree” (the “Service Agreement”) and that BTHC and BTHC’s principal shareholder facilitated the Company’s alleged breach of the Service Agreement.  The Service Agreement purportedly provides that Greentree was engaged by the Company to provide certain financial advisory services, including, among others: (i) advising and assisting the Company with redesigning its capital structure, consistent with US GAAP and usual and customary business practices for companies similar to the Company; (ii) advising and assisting the Company in the conversion of its financial reporting systems to a format that is consistent with US GAAP; (iii) assisting the Company in evaluating prospective merger candidates, including due diligence; (iv) assisting in the preparation of English language closing documents in connection with a proposed reverse takeover transaction (“RTO”), including filings with the SEC; (v) assisting in the preparation and filing of registration statements with the SEC; (vi) assisting in the preparation of corporate governance documents and a NASDAQ listing application; and (vii) providing management training to the Company’s senior management with respect to usual and customary practices for U.S. companies with business plans similar to the Company’s business plan.  In consideration of the financial advisory services to be performed by Greentree, the Service Agreement purportedly provides that the Company would pay to Greentree: (i) $25,000 in cash; (ii) 500,000 shares of common stock of the proposed public company (based on an assumed capital structure of 7,500,000 shares issued and outstanding following the closing of the RTO); and (iii) warrants to purchase 200,000 shares of the proposed public company’s common stock.  The Service Agreement purportedly provides that the warrants: (i) are to be exercisable for a period of 18 months following the closing of the RTO; (ii) have an exercise price of $2.00 per share; (iii) would not be redeemable by the proposed public company; (iv) would contain registration rights; and (v) would contain anti-dilution and price protection provisions for 18 months following the closing of the RTO.  With respect to any shares that may be issuable to Greentree, the Service Agreement purportedly provides that the shares would be anti-dilutive for a period of 18 months and that to the extent more than 10,000,000 shares are issued, additional shares would be issued to Greentree to bring Greentree’s ownership up to 5% ownership in the proposed public company.  The Service Agreement allegedly contains a one year term, subject to extension upon mutual written agreement of the Company and Greentree, and may be terminated by the Company prior to the expiration of the term upon 45 days’ written notice.  In addition, the Service Agreement purportedly provides that if the Company were to terminate the Service Agreement prior to the expiration of the term, Greentree would be entitled to the fee set forth above, except that the proposed public company would not be required to issue to Greentree 125,000 of the 500,000 shares of common stock.  In the Greentree letter, Greentree alleges that Long Fortune breached the Service Agreement by entering into the Share Exchange with BTHC and was allegedly aided by BTHC’s principal shareholder.

Long Fortune Valley Tourism International Limited
Notes to Condensed Consolidated Financial Statements
(Unless the context requires otherwise, US$ amounts expressed in thousands)

In the Greentree Letter, Greentree has demanded: (i) 5% of BTHC’s issued and outstanding shares of common stock, subject to anti-dilution provisions; (ii) warrants to purchase 200,000 shares of BTHC’s common stock at an exercise price of $2.00 per share, exercisable for three years; and (iii) the reimbursement and payment of all past, current and future out-of-pocket expenses, including, but not limited to, legal fees.

On or around January 7, 2011, Greentree filed a two-count complaint (the “Complaint”) against BTHC, the Company, and BTHC’s principal shareholder, in the Circuit Court of the 17th Judicial Circuit in and for Broward County, Florida, entitled Greentree Financial Group, Inc. v. Long Fortune Valley Tourism International, Ltd., BTHC XV, Inc. and Halter Financial Investments L.P.  The Complaint asserted a claim for breach of contract against the Company and a claim of tortious interference with a business relationship against BTHC and BTHC’s principal shareholder.  BTHC was served with the summons and complaint on or around January 21, 2011.  BTHC’s principal shareholder removed the action to the United States District Court for the Southern District of Florida, pursuant to 28 U.S.C. § 1441, on February 9, 2011.  Thereafter, BTHC filed a consent to removal.

On March 4, 2011, Greentree filed an Amended Complaint in the action, asserting a claim for breach of contract against the Company and BTHC and a claim of tortious interference against BTHC’s principal shareholder.  The breach of contract claim alleges that BTHC is a successor to the Company with respect to any purported obligations under the Service Agreement.  On March 25, 2011, BTHC and the Company moved to dismiss the Amended Complaint on the bases that: (i) the Court has no personal jurisdiction over BTHC; (ii) under the doctrine of forum non conveniens, China is a more appropriate forum for the dispute to be heard; and (iii) the Amended Complaint fails to state a claim for breach of contract against either BTHC or the Company.

On April 12, 2011, Greentree filed its opposition to BTHC’s and the Company’s motion to dismiss the Amended Complaint.  On April 22, 2011, BTHC and the Company filed a reply in further support of their motion to dismiss.  On May 10, 2011, prior to any decision by the Court on the motion to dismiss, Greentree filed a Notice of Settlement, notifying the Court that Greentree, BTHC and the Company have reached an agreement in principle to settle the matter involving BTHC and the Company.  The Settlement Agreement has been fully executed, and the parties are in the process of carrying out their respective obligations under the Settlement Agreement, but there can be no assurance that the settlement will be finalized or approved by the Court.

Long Fortune Valley Tourism International Limited
Notes to Condensed Consolidated Financial Statements
(Unless the context requires otherwise, US$ amounts expressed in thousands)

10. Restatements

LONG FORTUNE VALLEY TOURISM INTERNATIONAL LIMITED
CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2010
(In $ '000 )

	As Previously
	Reported	Adjustments		As Restated
Assets
Current Assets
Cash and cash equivalents	$564	-		$564
Accounts receivable	2,099	(2,080)	(a)	19
Other receivable and advance payments	-	2,080	(a)	1,679
		(401)	(b)
Amounts due from related parties	13,986	-		13,986
Deferred tax assets	-	105	(c)	105
Short term prepaid rents	24	-		24
Total current assets	16,673	(296)		16,377
Property, plant and equipment, net	11,774	69		11,843
Land occupancy rights	327	(69)		258
Long term prepaid rent	174	-		174
Long term investment	301	-		301
Total Assets	$29,249	(296)		$28,953
Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$94	-		$94
Accrued expenses and other liabilities	43	177	(d)	220
Taxes payable	-	4,257	(c)	4,257
Amounts due to related parties	-	22	(e)	22
Short term loans	10,297	-		10,297
Total current liabilities	$10,434	4,456		$14,890

Stockholders' Equity
Share capital, $1 par value, 50,000 shares authorized, 1,000 shares issued and outstanding	$1	-		$1
Additional paid-in capital	967	-		967
Statutory reserves	-	593	(f)	593
Retained earnings	17,085	(5,341)	(g)	11,744
Accumulated other comprehensive income	762	(4)	(g)	758
Total stockholders' equity	18,815	(4,752)		14,063
Total Liabilities and Stockholders' Equity	$29,249	(296)		$28,953

Long Fortune Valley Tourism International Limited
Notes to Condensed Consolidated Financial Statements
(Unless the context requires otherwise, US$ amounts expressed in thousands)

LONG FORTUNE VALLEY TOURISM INTERNATIONAL LIMITED
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010
(In $ '000 )
	As Previously Reported	Adjustments		As Restated

Revenue	$8,159	(197)	(d),(e)	$7,962
Costs and expenses	(2,237)	-		(2,237)
Income from Operations	5,922	(197)		5,725

Other Income (Expenses):
Other income (expense), net	(203)	-		(203)
Income before Income Taxes	5,719	(197)		5,522
Income taxes	(452)	(928)	(c)	(1,380)
Net Income	$5,267	(1,125)		$4,142

Other Comprehensive Income
Foreign currency translation adjustment	290	(2)		288
Comprehensive Income	$5,557	(1,127)		$4,430

LONG FORTUNE VALLEY TOURISM INTERNATIONAL LIMITED
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009
(In $ '000 )
	As Previously Reported	Adjustments		As Restated

Revenue	$7,777	-		$7,777
Costs and expenses	(2,109)	-		(2,109)
Income from Operations	5,668	-		5,668

Other Income (Expenses):
Other income (expense), net	19	-		19
Income before Income Taxes	5,687	-		5,687
Income taxes	(498)	(924)	(c)	(1,422)
Net Income	$5,189	(924)		$4,265

Other Comprehensive Income
Foreign currency translation adjustment	17	-		17
Comprehensive Income	$5,206	(924)		$4,282

Long Fortune Valley Tourism International Limited
Notes to Condensed Consolidated Financial Statements
(Unless the context requires otherwise, US$ amounts expressed in thousands)

BTHC XV, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010
(In $ '000 )

	As Previously Reported	Adjustments	As Restated
Cash Flows From Operating Activities
Net Income	$5,267	(1,125)	$4,142
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation expense	563	-	563
Amortization expense	5	-	5
Changes in operating assets and liabilities:
Accounts receivable	-	(19)	(19)
Other receivables	(1,591)	19	(1,572)
Accounts payable	(644)	-	(644)
Other liabilities	(33)	177	144
Amount due to related party	-	22	22
Taxes payable	-	928	928
Net cash provided by operating activities	3,567	2	3,569

Cash Flows From Investing Activities
Amounts due from related parties	(9,208)	-	(9,208)
Cash paid for purchase of fixed assets and intangibles	(2,645)	-	(2,645)
Cash paid for long term investment	(301)	-	(301)
Net cash used in investing activities	(12,154)	-	(12,154)

Cash Flows From Financing Activities
Proceeds on short term debt	7,807	-	7,807
Net cash provided by financing activities	7,807	-	7,807

Effect of exchange rate changes on cash	268	(2)	266
Net decrease in cash and cash equivalents	(512)	-	(512)
Cash and cash equivalents, beginning of period	1,076	-	1,076
Cash and cash equivalents, end of period	$564	-	$564

Supplemental disclosure information:
Income taxes paid	$452		$452
Interest paid	$268		$268

Long Fortune Valley Tourism International Limited
Notes to Condensed Consolidated Financial Statements
(Unless the context requires otherwise, US$ amounts expressed in thousands)

BTHC XV, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009
(In $ '000 )

	As Previously Reported	Adjustments	As Restated
Cash Flows From Operating Activities
Net Income	$5,189	(924)	$4,265
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation expense	440	-	440
Amortization expense	3	-	3
Changes in operating assets and liabilities:
Other receivables	(107)	-	(107)
Accounts payable	(167)	-	(167)
Other liabilities	15	-	15
Taxes payable	-	924	924
Net cash provided by operating activities	5,373	-	5,373

Cash Flows From Investing Activities
Amounts due from related parties	(2,062)	-	(2,062)
Cash paid for purchase of fixed assets and intangibles	(1,943)	-	(1,943)
Net cash used in investing activities	(4,005)	-	(4,005)

Cash Flows From Financing Activities
Proceeds on short term debt	586	-	586
Cash paid for reduction of capital	(1,271)	-	(1,271)
Net cash provided by financing activities	(685)	-	(685)

Effect of exchange rate changes on cash	15	-	15
Net decrease in cash and cash equivalents	698	-	698
Cash and cash equivalents, beginning of period	57	-	57
Cash and cash equivalents, end of period	$755	-	$755

Supplemental disclosure information:
Income taxes paid	$498		$498
Interest paid	$15		$15

(a)	Reclassification between current asset items.
(b)	This is the cumulated effect of the prior period adjustments on other receivable and advance payment balance at September 30, 2010.
(c)
The Company accrued $928,000 and $924,000 additional income taxes expense for the nine months period ended September 30, 2010 and 2009, respectively.  The Company also recognized the deferred tax assets of $105,000 at September 30, 2010.

(d)	The Company accrued $177,000 rebates to travel agencies as a reduction of revenue.
(e)	The Company recognized $22,000 payable to a related party company, the Fluorescent Lake, as a result of allocation of the sales of the bundled passes and a reduction of revenue.
(f)	Reclassification between statutory reserve and retained earnings.
(g)	The combination of the above.
(h)	Reclassification between property, plant and equipment and land occupancy rights.